Exhibit 10.2

Roku, Inc.

Restricted Stock Unit Grant Notice
(2017 Equity Incentive Plan)

Roku, Inc. (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award for the number of shares of the Company’s Common Stock (“Restricted Stock Units”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Restricted Stock Unit Grant Notice”), the Restricted Stock Unit Award Agreement, including any additional terms and conditions for Participant’s country set forth in the appendix attached to the Award Agreement as Exhibit A (the “Appendix” and, together with the Restricted Stock Unit Award Agreement, the “Award Agreement”), and in the Plan, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in the Award Agreement and the Plan, the terms of the Plan will control.

Participant:                                                  %%FIRST_NAME%-% %%LAST_NAME%-%

Date of Grant:                                             %%OPTION_DATE,'Month DD, YYYY'%-%

Number of Restricted Stock Units/Shares: %%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Vesting Schedule:

The first scheduled vest of the shares subject to the Award will vest on %%VEST_DATE_PERIOD1,'Month DD, YYYY'%-% and the remaining shares will vest in equal quarterly installments thereafter for so long as Participant remains in Continuous Service, such that at the end of such quarterly installments, the Award will be fully vested. The quarterly installments will vest on the dates of March 1, June 1, September 1, and November 15 (or the next business day if such date falls on a holiday or weekend).  Please note the full vest schedule below:

Vesting tranches:

Number of shares subject to vest:	Date subject to vest:

%%SHARES_PERIOD13%-%	%%VEST_DATE_PERIOD13%-%
%%SHARES_PERIOD14%-%	%%VEST_DATE_PERIOD14%-%
%%SHARES_PERIOD15%-%	%%VEST_DATE_PERIOD15%-%
%%SHARES_PERIOD16%-%	%%VEST_DATE_PERIOD16%-%

Total shares: %%TOTAL_SHARES_GRANTED%-%

Issuance Schedule:	The shares of Common Stock to be issued in respect of the Award will be issued in accordance with the issuance schedule set forth in Section 6 of the Restricted Stock Unit Award Agreement.

Additional Terms/Acknowledgements:  Participant acknowledges receipt of, and understands and agrees to all of the terms and conditions set forth in this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan. Participant acknowledges and agrees that this Restricted Stock Unit Grant Notice and the Award Agreement may not be modified, amended or revised except as provided in the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of Common Stock pursuant to the Award and supersede all prior oral and written agreements on that subject with the exception, if applicable, of (i) equity awards previously granted and delivered to Participant, (ii) the Recoupment Policy (as defined in the Award Agreement) and

Exhibit 10.2

any other compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein.

By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

In addition, by accepting this Award, Participant acknowledges and agrees that this Award (and any compensation paid or shares issued under this Award), as well as all Incentive Compensation (as defined in the Recoupment Policy) and any other cash, equity or equity-based incentive compensation that was previously granted to or earned by Participant, are subject to recoupment in accordance with The U.S. Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company (including without limitation the Recoupment Policy to the extent Participant is a Covered Individual (as defined in the Recoupment Policy)) and any compensation recovery policy otherwise required by applicable law, as more fully set forth in Section 19 of the Award Agreement.

Roku, Inc.	Participant.
By:____________________________________
Signature	By:____________________________________
Title: SVP, Human Resources	Signature

By providing an additional signature below or by electronically accepting this Award Agreement pursuant to the Company’s instructions to Participant (including through an online acceptance process), Participant declares that he or she expressly agrees with the data processing practices described in Section 14 of the Award Agreement and consents to the collection, processing and use of Data (as defined in Section 14 of the Award Agreement) by the Company and the transfer of Data to the recipients mentioned in Section 14 of the Award Agreement, including recipients located in countries which do not provide an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described in Section 14 of the Award Agreement.  Participant understands that, as a condition of receiving the Award, Participant must provide his or her signature below or electronically accept this Award, otherwise the Company may forfeit the Restricted Stock Units.  Participant understands that he or she may withdraw consent at any time with future effect for any or no reason as described in Section 14 of the Award Agreement.

Participant.
_______________________________________
Signature

Attachments:	Award Agreement and 2017 Equity Incentive Plan

Attachment I

Roku, Inc.

2017 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (including any additional terms and conditions for your country set forth in the appendix attached hereto as Exhibit A (the “Appendix” and, together with the Restricted Stock Unit Award Agreement, the “Award Agreement”) Roku, Inc. (the “Company”) has awarded you  a Restricted Stock Unit Award (the “Award”) pursuant to Section 6 of the Company’s 2017 Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units/shares indicated in the Grant Notice. Capitalized terms not explicitly defined in this Award Agreement or the Grant Notice will have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1.Grant of the Award. This Award represents the right to be issued on a future date one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company, or a third party designated by the Company, for your benefit (the “Account”) the number of Restricted Stock Units/shares of Common Stock subject to the Award. Except as otherwise provided herein, you will not be required to make any payment to the Company or an Affiliate with respect to your receipt of the Award, the vesting of the Restricted Stock Units or the delivery of the Company’s Common Stock to be issued in respect of the Award. Notwithstanding the foregoing, the Company reserves the right to issue you the cash equivalent of Common Stock, in part or in full satisfaction of the delivery of Common Stock upon vesting of your Restricted Stock Units, and, to the extent applicable, references in this Award Agreement and the Grant Notice to Common Stock issuable in connection with your Restricted Stock Units will include the potential issuance of its cash equivalent pursuant to such right, unless otherwise provided for your country in the Appendix.

2.Vesting. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service, as further described below. Upon such termination of your Continuous Service, the Restricted Stock Units/shares of Common Stock credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock.  In particular, you will not be entitled to any pro-rata vesting for any portion of the vesting schedule prior to a vesting date if you are no longer in Continuous Service on such vesting date.

For purposes of your Award, your Continuous Service will be considered terminated (regardless of the reason of termination, whether or not later found to be invalid or in breach of employment or other laws or rules in the jurisdiction where you are providing services or the terms of your employment or service agreement, if any) effective as of the date that you cease to actively provide services to the Company or any Affiliate and will not be extended by any notice period (e.g., employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any). The Board shall have exclusive discretion to determine when you are no longer actively employed or providing services for purposes of the Plan (including whether you still may be considered to be providing services while on a leave of absence).

3.Number of Shares. The number of Restricted Stock Units/shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that become subject to the Award pursuant to this Section 3, if any, will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.

4.Compliance. You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the Restricted Stock Units are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, including any U.S. and non-U.S. state, federal and local laws, and you will not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.Transfer Restrictions. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units. Notwithstanding the foregoing, if permitted by the Company and valid under applicable law, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Award Agreement. In the absence of such a designation or if such designation is not valid under applicable law, your legal representative will be entitled to receive, on behalf of your estate, such Common Stock or other consideration.

(a)Death. Your Award is transferable by will and by the laws of descent and distribution. At your death, vesting of your Award will cease and your executor or administrator of your estate will be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.

(b)Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

6.Date of Issuance.

(a)The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction any withholding obligation for Tax-Related Items (as defined in Section 10 below), in the event one or more Restricted Stock Units vests, the Company will issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice). The issuance date determined by this paragraph is referred to as the “Original Issuance Date”.

(b)If the Original Issuance Date falls on a date that is not a business day, delivery will instead occur on the next following business day. In addition, if:

(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Plan”)), and

(ii)either (1) withholding obligations for Tax-Related Items (as defined in Section 10 below) do not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the withholding obligation for Tax-Related Items (as defined in Section 10 below) by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 10 of this Award Agreement (including but not limited to a commitment under a 10b5-1 Plan) and (C) not to permit you to pay the Tax-Related Items in cash or from other compensation otherwise payable to you by the Company (as defined in Section 10 below), then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(c)The form of delivery of the shares of Common Stock in respect of your Award (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.

7.Dividends. You will receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

8.Restrictive Legends. The shares of Common Stock issued under your Award will be endorsed with appropriate legends as determined by the Company.

9.Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Award Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

10.Responsibility for Taxes.

(a)You acknowledge that, regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any.  You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Restricted Stock Units, including, but not limited to, the grant of the Restricted Stock Units, the vesting and settlement of the Restricted Stock Units, the delivery or sale of any shares of Common Stock and the issuance of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.   You acknowledge and agree that you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates for Tax-Related Items arising from your Award.  Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactorily to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by: (i) withholding from your wages or any other cash compensation otherwise payable to you by the Company and/or the Employer; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) (pursuant to this authorization and without further consent) whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued to you pursuant to Section 6) equal to the amount of such Tax-Related Items; provided, however that if you are an Officer, then the Company will withhold a number of shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not feasible under applicable law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i)-(iii) above. The Company or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in your jurisdiction(s).  In the event of over-withholding, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If not refunded, you may be required to seek a refund from the responsible tax authority.  In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in a number of shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.  However, the Company does not guarantee that you will be able to satisfy the Tax-Related Items through any of the methods described in the preceding provisions and in all circumstances you remain responsible for timely and fully satisfying the Tax-Related Items.

(c)Unless the Tax-Related Items of the Company and any Affiliate are satisfied, the Company will have no obligation to deliver to you any Common Stock or other consideration pursuant to this Award.

(d)In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

11.Award not a Service Contract.

(a)Your Continuous Service with the Company, the Employer or any other Affiliate is not for any specified term and may be terminated by you or by the Company, the Employer or any other Affiliate at any time, for any reason, with or without cause and, if permitted under applicable law, with or without notice. Nothing in this Award Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Award Agreement or the Plan will: (i) confer upon you any right to continue in the employ of, or affiliation with the Employer; (ii) constitute any promise or commitment by the Company, the Employer or any other Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Award Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Award Agreement or Plan; or (iv) deprive the Company or the Employer of the right to terminate you at any time and without regard to any future vesting opportunity that you may have.  Finally, the grant of the Award shall not be interpreted as forming an employment or service contract with the Company.

(b)By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award is earned only by continuing as an Employee, Director or Consultant at the will of the Company, the Employer or any other Affiliate and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of the Employer and the loss of benefits available to you under this Award Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Award Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Award Agreement, for any period, or at all, and will not interfere in any way with your right or the right of the Company, the Employer or any other Affiliate to terminate your Continuous Service at any time, with or without cause and, if permitted under applicable law, with or without notice, and will not interfere in any way with the Company’s right to conduct a reorganization.

12. Nature of Grant.  In accepting your Award, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(b)the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Awards (whether on the same or different terms), or benefits in lieu of an Award, even if an Award has been granted in the past;

(c)all decisions with respect to future awards of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(d)you are voluntarily participating in the Plan;

(e)the future value of the shares of Common Stock underlying the Award is unknown, indeterminable and cannot be predicted with certainty;

(f)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Continuous Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or rendering services or the terms of your employment agreement, if any);

(g)unless otherwise provided herein, in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock;

(h)the Award and the shares of Common Stock subject to the Award, and the income from and value of same, are not part of normal or expected compensation for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(i)unless otherwise agreed with the Company, the Award and the shares of Common Stock subject to the Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate; and

(j)The following provisions apply only if you are employed or rendering services outside the United States:

(i)the Award and the shares of Common Stock subject to the Award, and the income from and value of same, are not part of normal or expected compensation for any purpose; and

(ii)neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the vesting of the Award or the subsequent sale of any shares of Common Stock acquired upon vesting.

13.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock.  You should consult with your own personal tax, financial and/or legal advisors regarding your participation in the Plan before taking any action related to the Plan.

14.Data Privacy.

(a)Data Collection and Usage.  The Company and the Employer collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your  favor (“Data”), for the purposes of implementing, administering and managing the Plan.  The legal basis, where required, for the processing of Data is your consent.

(b)Stock Plan Administration Service Providers.  The Company will transfer Data to E*TRADE Financial Corporate Services, Inc. (including its affiliated companies) (collectively, the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan.  The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner.  You may be asked to agree on separate terms and data processing practices with the Designated Broker, with such agreement being a condition to the ability to participate in the Plan.

(c)International Data Transfers.  The Company and the Designated Broker are based in the United States.  Your country or jurisdiction may have different data privacy laws and protections than the United States.  The Company’s legal basis, where required, for the transfer of Data is your consent.

(d)Data Retention.  The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal.  Participation in the Plan is voluntary, and you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Restricted Stock Units or other equity awards to you or administer or maintain such awards.

(f)Data Subject Rights.  You may have a number of rights under data privacy laws in your jurisdiction.  Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data.  To receive clarification regarding these rights or to exercise these rights, you can contact the local human resources representative.

(g)Additional Acknowledgment/Consent.  You understand that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that you provide another data privacy consent.  If applicable, you agree that upon request of the Company or the Employer, you will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

15.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Award Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Award Agreement until such shares are issued to you pursuant to Section 6 of this Award Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

16.Notices. Any notice or request required or permitted hereunder will be given in writing to each of the other parties hereto and will be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or delivery via electronic means, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed to the Company at its primary executive offices, attention: Stock Plan Administrator, and addressed to you at your address as on file with the Company at the time notice is given.

17.Headings. The headings of the Sections in this Award Agreement are inserted for convenience only and will not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

18.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.

19.Clawback Policy. By accepting your Award, you acknowledge and agree that your Award (and any compensation paid or shares issued under your Award), as well as all Incentive Compensation (as defined in the Recoupment Policy (as defined below)) and any other cash, equity or equity-based incentive compensation that was previously granted to or earned by you, are subject to recoupment in accordance with The U.S. Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company (including without limitation the Roku, Inc. Policy for Recoupment of Incentive Compensation, as may be amended from time to time, and any successor thereto (the “Recoupment Policy”) to the extent you are a Covered Individual (as defined in the Recoupment Policy)), and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy (including without limitation the Recoupment Policy, to the extent you are a Covered Individual) will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.  Incentive Compensation includes your Award and any other cash, equity or equity-based incentive compensation that was previously granted to or earned by you to the extent you are a Covered Individual, except as expressly set forth in the Recoupment Policy.  If you are a Covered Individual, you acknowledge receipt of the Recoupment Policy by accepting your Award.

20.Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

21.Severability. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

22.Language.  If you have received this Award Agreement, or any other document related to this Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.  You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Award Agreement.

23.Insider Trading Restrictions/Market Abuse Laws.  You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the United States and your country or your broker’s country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Restricted Stock Units) or rights linked to the value of shares of Common Stock during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information.  Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  You acknowledge that it is your responsibility to comply with any applicable restrictions and you should speak with your personal legal advisor on this matter.

24.Foreign Asset/Account and Tax Reporting, Exchange Controls.  Your country may have certain foreign asset, account and/or tax reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country.  You understand that you may be required to report such accounts, assets or transactions to the tax or other authorities in your country.  You also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt.  In addition, you may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock.  You acknowledge that you are responsible for complying with all such requirements, and that you should consult personal legal and tax advisors, as applicable, to ensure compliance.

25.Appendix.  Notwithstanding any provisions in this Award Agreement, your Award shall be subject to the additional terms and conditions for your country set forth in the Appendix attached hereto as Exhibit A.  Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Award Agreement.

26.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

27.Governing Law/Venue. The interpretation, performance and enforcement of this Award Agreement will be governed by the law of the State of Delaware without regard to that state’s conflicts of laws rules.  For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts within Santa Clara County, State of California, and no other courts, where this grant is made and/or to be performed.

28.Miscellaneous.:

(a)The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)All obligations of the Company under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and assets of the Company.

29.Amendment. This Award Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

30.Compliance with Section 409A of the Code. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a

“Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the earlier of: (i) the fifth business day following your death, or (ii) the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

* * * * *

This Award Agreement will be deemed to be signed by the Company and you upon your signing or otherwise by your acceptance of the Restricted Stock Unit Grant Notice to which it is attached.

Exhibit A

Appendix to Restricted Stock Unit Award Agreement

Additional Terms and Conditions for Employees outside the United States

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or in the Restricted Stock Unit Award Agreement.

Terms and Conditions

This Appendix includes special terms and conditions that govern the Restricted Stock Units granted to you under the Plan if you reside and/or work in one of the countries listed below.  If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the Restricted Stock Units, the Company shall, in its discretion, determine to what extent the additional terms and conditions contained herein shall be applicable to you.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan.  The information is based on the securities, exchange control, and other laws in effect in the respective countries as of August 2020.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or you sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result.  Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the Restricted Stock Units, the notifications contained herein may not be applicable to you in the same manner.

Canada

Terms and Conditions

Restricted Stock Units Settled Only in Shares

Notwithstanding any discretion in Section 6(b)(iii) of the Plan or Section 1 of the Restricted Stock Unit Award Agreement, Restricted Stock Units shall be settled in shares only.

Impact of Termination of Continuous Service. The following provisions replaces the second paragraph of Section 2 of the Restricted Stock Unit Award Agreement:

For purposes of your Award, your Continuous Status will be considered terminated (regardless of the reason of termination and whether or not later found to be invalid or in breach of employment or other laws or rules in the jurisdiction where you are providing services or the terms of your employment or service agreement, if any) effective as of the date that is the earliest of:

(1) the date your Continuous Status is terminated,

(2) the date that you receive notice of termination of your Continuous Status, or

(3) the date you are no longer actively providing services to the Company or any Affiliate,

regardless of any notice period or period of pay in lieu of such notice or related payments or damages provided or required under applicable laws in your jurisdiction (including, but not limited to statutory law, regulatory law and/or common law).

You will not be entitled to any pro-rata vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting.  The Board will have the exclusive discretion to determine when you are no longer actively employed or providing services for purposes of the Plan (including whether you may still be considered to be actively providing services while on a leave of absence).  Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the Award under the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rata vestings if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.

The following provisions will apply if you are a resident of Quebec:

French Language Provision. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. The following provisions supplement Section 14 of the Restricted Stock Unit Award Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel involved in the administration and operation of the Plan. You further authorize the Company, the Employer, any other Affiliate and the Board to disclose and discuss the Plan with their advisors. You further authorize the Company, the Employer and any other Affiliate to record such information and to keep such information in your employee file.

Notifications

Securities Law Information. You will not be permitted to sell or otherwise dispose of the shares of Common Stock acquired upon vesting of the Award within Canada. You will only be permitted to sell or dispose of any shares of Common Stock if such sale or disposal takes place outside of Canada on the facilities on which such shares are traded.

Foreign Asset/Account Reporting Information.  Specified foreign property, including shares and rights to receive shares (e.g., Restricted Stock Units) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time during the year.  Thus, the Restricted Stock Units must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because you hold other specified foreign property.  When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock.  The ACB ordinarily is equal to the fair market value of the shares of Common Stock at the time of acquisition, but if you own other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares of Common Stock.  You should consult with your personal tax advisor to ensure compliance with the applicable reporting obligations.

China

Terms and Conditions

The following provisions assume you are not subject to exchange control regulations in the People’s Republic of China (“China”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion: If you are subject to exchange control regulations in China, the Company has the right to cancel the Award because settlement of the Award would not be in compliance with applicable regulations in China.

Notifications

Exchange Control Information.  Chinese residents must report to SAFE all details of foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-Chinese residents, either directly or through financial institutions.

Denmark

Terms and Conditions

Danish Stock Option Act.  By accepting this Award, you acknowledge that you received an Employer Statement, translated into Danish, which is being provided to comply with the Danish Stock Option Act.

Please note the Danish Stock Option Act has been revised as of January 1, 2019. The termination provisions under the Plan will apply for any grants made after January 1, 2019. The relevant termination provisions are detailed in Section 2 of the Agreement and the Employer Statement.

Notifications

Securities/Tax Reporting Information.  The new Danish Tax Reporting Act that entered into force on January 1, 2019 removed the rules that previously obligated you to inform the Danish Tax Administration about shares of Common Stock held in foreign bank or brokerage accounts and deposit accounts with a foreign bank or broker. The use of the relevant Forms V and K are discontinued as of January 1, 2019 and replaced by automatic exchange of information regarding bank and brokerage accounts.

Foreign Asset/Account Reporting Information.  If you establish an account holding shares or cash outside of Denmark, you must report the account to the Danish Tax Administration.  The form which should be used to make the report can be obtained from a local bank.

SPECIAL NOTICE FOR EMPLOYEES IN DENMARK

EMPLOYER STATEMENT

Pursuant to Section 3(1) of the Act on Stock Options in employment relations, as amended 1 January 2019 (the “Stock Option Act”), you are entitled to receive the following information regarding the restricted stock units granted to you by Roku, Inc. (the “Company”) under the Roku, Inc. 2017 Equity Incentive Plan (the “Plan”) in a written statement.

This statement contains information applicable to your participation in the Plan, as required under the Stock Option Act, while the other terms and conditions of your restricted stock units (“Restricted Stock Units”) are described in detail in the Plan and the Restricted Stock Unit Award Agreement (the “Agreement”), both of which have been made available to you.  Capitalized terms used but not defined herein shall have the same meanings given to them in the Plan or the Agreement, as applicable.

Section 1 of the Stock Option Act provides that the Stock Option Act only applies to employees. Employees are defined in section 16 of the Stock Option Act as persons who receive remuneration for their personal services in an employment relationship. Persons, including managers, who are not regarded as employees under the Stock Option Act, will not be subject to the Stock Option Act.  If you are not an employee within the meaning of the Stock Option Act, the Company therefore has no obligation to issue an employer information statement to you and you will not be able to rely on this statement for legal purposes, since only the terms and conditions set out in the Plan apply.

1.Date of grant

The date of grant of your Restricted Stock Units is the date that the Board or Committee approved a grant for you and determined it would be effective, which is set forth in the Agreement.

2.	Terms or conditions for Restricted Stock Unit grant

The grant of Restricted Stock Units under the Plan is made at the sole discretion of the Company.  Employees, Directors and Consultants of the Company and its Affiliates, are eligible to receive grants under the Plan.  The Board has broad discretion to determine who will receive Restricted Stock Units and to set the terms and conditions of the Restricted Stock Units.  The Company may decide, in its sole discretion, not to make any grants of Restricted Stock Units to you in the future.  Under the terms of the Plan and the Agreement, you have no entitlement or claim to receive future grants of Restricted Stock Units.

3.	Vesting date or period

The Restricted Stock Units will vest over a period of time (as set forth in the Agreement), subject to your Continuous Service through the applicable vesting date and other conditions set forth in the Plan and Agreement.

4.	Exercise Price

No exercise price is payable upon the conversion of your Restricted Stock Units into shares in accordance with the vesting and settlement schedule described in the Agreement.

5.	Your rights upon termination of employment

Vesting will cease upon termination of your Continuous Service and the Restricted Stock Units credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award or the shares of Common Stock to be issued in respect of such portion of the Award.

6.	Financial aspects of participating in the Plan

The grant of Restricted Stock Units has no immediate financial consequences for you.  The value of the Restricted Stock Units is not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.

Shares of stock are financial instruments and investing in stock will always have financial risk. The future value of Company shares is unknown and cannot be predicted with certainty.

Roku, Inc.

1155 Coleman Ave.

San Jose, CA 95110

U.S.A.

SÆRLIG MEDDELELSE TIL MEDARBEJDERE I DANMARK

ARBEJDSGIVERERKLÆRING

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret mv. i ansættelsesforhold, som ændret 1. januar 2019, ("Aktieoptionsloven") er du berettiget til i en skriftlig erklæring at modtage følgende oplysninger om de betingede aktie (på engelsk: Restricted Stock Units), som du tildeles af Roku, Inc. (”Selskabet”) i henhold til Roku, Inc.'s 2017 Equity Incentive Plan (”Planen”).

Denne erklæring indeholder, i henhold til Aktieoptionsloven, de oplysninger, der er gældende for din deltagelse i Planen, mens de øvrige kriterier og betingelser for dine betingede aktie ("Betingede Aktier") er beskrevet nærmere i Planen og i Restricted Stock Unit Award Agreement ("Aftalen"), som begge er stillet til rådighed for dig.  Begreber, der står med stort begyndelsesbogstav i denne arbejdsgivererklæring, men som ikke er defineret heri, har den betydning, der er defineret i Planen, hhv. Aftalen.

I henhold til Aktieoptionslovens § 1 finder loven kun anvendelse for lønmodtagere. Lønmodtagere er defineret i Aktieoptionslovens § 16 som personer, der modtager vederlag for personligt arbejde i tjenesteforhold.

Personer, herunder direktører, som ikke anses for at være lønmodtagere i Aktieoptionslovens forstand, er ikke omfattet af Aktieoptionsloven. Hvis du ikke er lønmodtager i Aktieoptionslovens forstand, er Selskabet derfor ikke forpligtet til at udstede en arbejdsgivererklæring til dig, og du vil ikke i juridisk henseende kunne henholde dig til denne arbejdsgivererklæring, da alene Planens vilkår er gældende.

1.Tildelingstidspunkt

Tidspunktet for tildelingen af dine Betingede Aktier er den dag, hvor Bestyrelsen eller Komitéen godkendte din tildeling og besluttede, at den skulle træde i kraft. Tidspunktet fremgår af Aftalen.

2.	Vilkår og betingelser for tildelingen af Betingede Aktier

Betingede Aktier, der er omfattet af Planen, tildeles udelukkende efter Selskabets skøn. Tildeling kan i henhold til Planen ske til Medarbejdere, Bestyrelsesmedlemmer og Konsulenter i Selskabet og dets Tilknyttede Selskaber. Bestyrelsen har vide beføjelser til at bestemme, hvem der skal modtage Betingede Aktier og til at fastsætte betingelserne for de Betingede Aktier. Selskabet kan frit vælge fremover ikke at tildele dig Betingede Aktier. I henhold til bestemmelserne i Planen og Aftalen har du hverken ret til eller krav på fremover at få tildelt Betingede Aktier.

3.	Modningstidspunkt eller -periode

De Betingede Aktier modnes over en periode (som anført i Aftalen), forudsat at du på det relevante modningstidspunkt opfylder betingelsen om Fortsat Ansættelse og de øvrige betingelser i Planen og i Aftalen.

4.	Udnyttelseskurs

Ingen udnyttelsespris skal betales ved din omdannelse af dine Betingede Aktier til Aktier i Selskabet i overensstemmelse med modnings- og udnyttelsesplanen beskrevet i Aftalen.

5.	Din retsstilling i forbindelse med fratræden

Ophører modning ved ophør af din Fortsatte Ansættelse, og Betingede Aktier krediteret Kontoen, som på tidspunktet for ophøret ikke er modnet, bortfalder uden omkostninger for Selskabet, og du vil ikke længere have nogen ejerrettigheder eller rettigheder i øvrigt i forhold til den pågældende Tildeling eller de Aktier, der ellers ville have skullet udstedes på grundlag af den pågældende del af Tildelingen.

6.	Økonomiske aspekter ved deltagelse i Planen

Tildelingen af Betingede Aktier har ingen umiddelbare økonomiske konsekvenser for dig. Værdien af de Betingede Aktier indgår ikke i beregningen af feriepenge, pensionsbidrag eller øvrige lovbestemte, vederlagsafhængige ydelser.

Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Den fremtidige værdi af Selskabets aktier kendes ikke og kan ikke forudsiges med sikkerhed.

Roku, Inc.

1155 Coleman Ave.

San Jose, CA 95110

U.S.A.

Germany

Notifications

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank).  In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received.  The report must be filed electronically and the form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de), in both German and English.  You are responsible for making this report.

Foreign Asset/Account Reporting Information. German residents holding shares of Common Stock must notify their local tax office of the acquisition of shares of Common Stock when they file their tax returns for the relevant year if the acquisition leads to a so-called qualified participation at any point during the calendar year.  A qualified participation occurs if (a) a German resident owns at least 1% of the Company's Common Stock and the value of the shares of Common Stock acquired exceeds €150,000 or (ii) the resident holds Common Stock exceeding 10% of the Company’s Common Stock.

New Zealand

Notifications

Securities Law Notice.  WARNING:  You are being offered an Award which allows you to acquire shares of Common Stock in accordance with the terms of the Plan and the Award Agreement.  The shares of Common stock, if issued, give you a stake in the ownership of the Company.  You may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors have been paid.  You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest.  This information is designed to help investors to make an informed decision.

The usual rules do not apply to this offer because it is made under an employee share purchase scheme.  As a result, you may not be given all the information usually required.  You will also have fewer other legal protections for this investment.

Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.

The shares of Common Stock are quoted on the Nasdaq Global Select Market (“Nasdaq”).  This means that, if you acquire shares of Common Stock under the Plan, you may be able to sell your investment on the Nasdaq if there are interested buyers.  You may get less than your investment.  The price will depend on the demand for the shares of Common Stock.

For information on risk factors impacting the Company’s business that may affect the value of the shares of Common Stock, you should refer to the risk factors discussion in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, which are filed with the U.S. Securities and

Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at https://ir.roku.com/financial-information/sec-filings.

Netherlands

There are no country-specific terms.

South Korea

Foreign Asset/Account Reporting Information. You must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts in June of the following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. You should consult with your personal tax advisor to determine your personal reporting obligations.

Taiwan

Notifications

Securities Law Information.  The offer of participation in the Plan is available only for Employees, Directors and Consultants of the Company and its Affiliates.  The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information.  Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock and the receipt of any dividends paid on such shares of Common Stock) into Taiwan up to US$5,000,000 per year without justification.  If the transaction amount is TWD 500,000 or more in a single transaction, a Foreign Exchange Transaction Form must be submitted, along with supporting documentation, to the satisfaction of the remitting bank.  You should consult your personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.

United Kingdom

Terms and Conditions

Restricted Stock Units Settled Only in Shares

Notwithstanding any discretion in Section 6(b)(iii) of the Plan or Section 1 of the Restricted Stock Unit Award Agreement, Restricted Stock Units shall be settled in shares only.

Responsibility for Taxes.  The following supplements Section 10 of the Restricted Stock Unit Award Agreement:

Without limitation to Section 10 of the Restricted Stock Unit Award Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority).  You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on your behalf (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), you acknowledge that you may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by you, as it may be considered a loan.  In this case, the amount of any income tax not collected within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Item(s) occurs may constitute an additional benefit to you on which additional income tax and National Insurance contributions may be payable.  You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee National Insurance contributions due on this additional benefit, which the Company or the Employer may recover from you by any of the means referred to in the Plan or Section 10 of the Restricted Stock Unit Award Agreement.

Joint Election.  As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 National Insurance contributions that may be payable by the Company or the Employer (or any successor to the Company or the Employer) in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Employer NICs”).  The Employer NICs may be collected by the Company or the Employer using any of the methods described in the Plan or in Section 10 of the Restricted Stock Unit Award Agreement.

Without prejudice to the foregoing, you agree to execute a joint election with the Company and/or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required by the Company or the Employer in respect of the Employer NICs liability.  You further agree to execute such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of your Joint Election.

ROKU, INC.

2017 EQUITY INCENTIVE PLAN

Onscreen disclaimer

As a condition of participation in the Roku, Inc. 2017 Equity Incentive Plan (the “Plan”), Participant is required to enter into an Election to transfer to Participant any liability for employer’s National Insurance contributions (“NICs”) that may arise in connection with his or her participation in the Plan.

Clicking on the [“ACCEPT”] box indicates Participant’s acceptance of the Election.  Participant should read the “Important Note on the Election to Transfer Employer NICs” before accepting the Election.

Important Note on the Election to Transfer Employer NICs

As a condition of participation in the Roku, Inc. 2017 Equity Incentive Plan (the “Plan”), Participant is required to enter into an Election to transfer to Participant any liability for employer’s National Insurance contributions (“NICs”) that may arise in connection with his or her participation in the Plan.

By entering into the Election:

•	Participant agrees that any employer’s NICs liability that may arise in connection with his or her participation in the Plan will be transferred to Participant;
•

Participant authorizes his or her employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from Participant’s wages or other cash compensation due or the sale of sufficient shares of Common Stock acquired pursuant to Participant’s awards; and

•

Participant acknowledges that even if Participant has clicked on the [“ACCEPT”] box where indicated, the Company or Participant’s employer may still require Participant to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

Participant Should Print and Keep a Copy of this Election for his or her Records.

ROKU, INC.

2017 EQUITY INCENTIVE PLAN

Election to Transfer the Employer’s National Insurance Liability to Participant

This Election is between:

A.The individual who has obtained authorized access to this Election (“Participant”), who is employed by the company listed in the attached schedule (the “Employer”) and who is eligible to receive restricted stock units (“Awards”) pursuant to the Roku, Inc. 2017 Equity Incentive Plan (the “Plan”), and

B.Roku, Inc., with its registered office at 12980 Saratoga Avenue, Suite D, Saratoga California, 95070, United States (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all Awards granted to Participant under the Plan up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the Awards:

(i)	the acquisition of securities pursuant to the Awards (within section 477(3)(a) of ITEPA 16003);

(ii)	the assignment (if applicable) or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA 16003);

(iii)	the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA 16003);

(iv)	post-acquisition charges relating to the Awards and/or shares of Common Stock acquired pursuant to the Awards (within section 4167 of ITEPA 16003); and/or

(v)	post-acquisition charges relating to the Awards and/or shares of Common Stock acquired pursuant to the Awards (within section 439 of ITEPA 16003).

(b)	“ITEPA 16003” means the Income Tax (Earnings and Pensions) Act 16003.

(c)	“SSCBA” means the Social Security Contributions and Benefits Act 19916.

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1.3

This Election relates to the employer’s secondary Class 1 National Insurance contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(16) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 19916.

1.5

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA 16003 (employment income: securities with artificially depressed market value).

2.	The Election

Participant and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to Participant.  Participant understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election.  This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1	Participant hereby authorizes the Company and/or the Employer to collect the Employer’s Liability from Participant at any time after the Chargeable Event:
(i)	by deduction from salary or any other payment payable to Participant at any time on or after the date of the Chargeable Event; and/or
(ii)	directly from Participant by payment in cash or cleared funds; and/or
(iii)	by arranging, on behalf of Participant, for the sale of some of the securities which Participant is entitled to receive in respect of the Awards; and/or
(iv)	by any other means specified in the applicable award agreement.

3.2

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities related to the Awards to Participant until full payment of the Employer’s Liability is received.

3.3

The Company agrees to procure the remittance by the Employer of the Employer’s Liability to Her Majesty’s Revenue & Customs on behalf of Participant within 14 days after the end of the U.K. tax month during which the Chargeable Event occurs (or within 17 days after the end of the U.K. tax month during which the Chargeable Event occurs if payments are made electronically).

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4.	Duration of Election

4.1

Participant and the Company agree to be bound by the terms of this Election regardless of whether Participant is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2

Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement.  This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA 16003 applies.

4.3	This Election will continue in effect until the earliest of the following:

(i) Participant and the Company agree in writing that it should cease to have effect;

(ii) on the date the Company serves written notice on Participant terminating its effect;

(iii) on the date Her Majesty’s Revenue & Customs withdraws approval of this Election; or

(iv) after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

4.4	This Election will continue in force regardless of whether Participant ceases to be an employee of the Employer.

[Signature page follows]

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Acceptance by Participant

Participant acknowledges that, by clicking on the “ACCEPT” box, Participant agrees to be bound by the terms of this Election.

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorized representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on behalf of the Company
___________________________
Position	___________________________

Schedule of Employer Companies

The employer companies to which this Election relates are:

Name	Roku Europe Limited
Registered Office:	C/O Tmf Group 8th Floor, 20 Farringdon Street, London, United Kingdom, EC4A 4AB
Company Registration Number:	09233680
Corporation Tax Reference:	333 24460 24281
PAYE Reference:	120/FB12365

Name	Roku DX UK Ltd
Registered Office:	130 Shaftesbury Avenue, 2nd Floor, London, W1D 5EU
Company Registration Number:	06702004
Corporation Tax Reference:	623 44618 22494 A
PAYE Reference:	951/TA47021

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